Exhibit 8.4

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

December 4, 2017

NorthStar Real Estate Income Trust II, Inc.

590 Madison Avenue, 34th Floor

New York, New York 10022

Colony Capital Operating Company, LLC

515 South Flower Street, 44th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We are acting as tax counsel to NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“NorthStar I”), in connection with the Nova I Merger (as defined below) and other transactions contemplated by the Amended and Restated Master Combination Agreement, dated as of November 20, 2017 (as may be amended from time-to-time, the “Agreement”), among, Colony Capital Operating Company, LLC, a Delaware limited liability company, NRF RED REIT Corp., a Maryland corporation, NorthStar I, NorthStar Real Estate Income Trust Operating Partnership, LP (“NorthStar I OP”), a Delaware limited partnership, NorthStar Real Estate Income II, Inc. (“NorthStar II”), a Maryland corporation, NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership, Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (“NewCo”), and Credit RE Operating Company, LLC, a Delaware limited liability company, which, among other things, provides for the merger of NorthStar I with and into NewCo with NewCo surviving the merger (the “Nova I Merger”). This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-221685) containing the joint prospectus/proxy statement of NorthStar I, NorthStar II and NewCo filed with the Securities and Exchange Commission on December 4, 2017, as amended and supplemented through the date hereof (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

You have requested our opinion as to the qualification of NorthStar I as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Alston & Bird LLP	www.alston.com
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In preparing this opinion letter, we have reviewed the forms of NorthStar I’s Second Articles of Amendment and Restatement and Bylaws, the Limited Partnership Agreement of NorthStar I OP, the Registration Statement and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters made by NorthStar I through a certificate of an officer of NorthStar I (the “Officer’s Certificate”). Our opinion letter is based solely on the information and representations in such documents. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of NorthStar I, NorthStar I OP, and their proposed activities in the Registration Statement are true, accurate and complete as of the date hereof, and that NorthStar I and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of NorthStar I, NorthStar I OP and their proposed activities in the Registration Statement true for such years, (ii) NorthStar I will not make any amendments to its organizational documents or to NorthStar I OP’s Limited Partnership Agreement after the date of this opinion that would affect NorthStar I’s qualification as a REIT for any taxable year and (iii) no action will be taken after the date hereof by NorthStar I or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based.

For purposes of our opinion, we have not made an independent investigation of the facts, factual representations, and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. We have assumed that the information presented in the Officer’s Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such factual representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, factual representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinion expressed herein is given as of the date hereof and is based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein. In addition, as noted above, our opinion is based solely on the documents that we have examined and the factual representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the factual representations made to us are, or later become, inaccurate. Our opinion is limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to NorthStar I or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that, commencing with its taxable year ended December 31, 2010, NorthStar I has been organized, and has operated, in conformity with the requirements for qualification and taxation as a REIT under the Code, and NorthStar I’s present and proposed method of operation will permit it to continue to so qualify.

NorthStar I’s qualification and taxation as a REIT under the Code will depend upon the ability of NorthStar I to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code and may depend upon NorthStar I utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of the calendar quarter, and all available deficiency dividend procedures) available to NorthStar I under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that NorthStar I may have to utilize one or more of these “savings provisions” in the future, which could require NorthStar I to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken at this time to review NorthStar I’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of NorthStar I’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter has been prepared for you solely in connection with the filing of the Registration Statement relating to the Nova I Merger and may not be relied upon by any other person without our prior written consent. As required by the Agreement, it is a condition to the closing of the Nova I Merger that another opinion of counsel be delivered at such time regarding the matters described in clause (i) of our opinion above.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Alston & Bird LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Alston & Bird LLP

ALSTON & BIRD LLP